Exhibit 8(a)
                                February 17, 1998




ASR Investments Corporation
335 North Wilmot, Suite 250
Tucson, Arizona  85711

                       Merger of ASR Acquisition Sub, Inc.
                        Into ASR Investments Corporation
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

                  We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation ("United Dominion"), in connection with the proposed merger (the "Merger") of ASR Acquisition Sub, Inc., a Maryland corporation and wholly-owned subsidiary of United Dominion ("ASR Sub"), into ASR Investments Corporation, a Maryland corporation ("ASR"). You have requested our opinion concerning certain federal income tax consequences of the Merger.

                  The only ASR stock outstanding is common stock. In the Merger, each share of ASR common stock will be exchanged for the right to receive 1.575 shares of United Dominion common stock, subject to adjustment in certain circumstances. Any ASR stockholder who otherwise would be entitled to a fractional share of United Dominion common stock as a result of the Merger will receive cash from United Dominion in lieu of the fractional share. ASR stockholders are not entitled to dissenters' rights with respect to the Merger. Each outstanding option to purchase shares of ASR common stock will be assumed by United Dominion and will become an option to acquire shares of United Dominion common stock, except for 2,000 ASR common stock options that ASR will purchase immediately before the Merger. Each share of ASR Sub common stock will be exchanged for one share of ASR common stock, thereby making ASR a wholly-owned subsidiary of United Dominion.

                  In giving this opinion, we have examined (i) the Agreement and Plan of Merger, dated as of December 19, 1997 (the "Merger Agreement"), among United Dominion, ASR, and ASR Sub, (ii) the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the Merger (the "S-4"), and (iii) such other documents as we have considered necessary. In addition, we have assumed that:

         1. ASR qualifies, and will continue to qualify up to the effective time of the Merger, as a REIT. This means, among other things, that ASR will satisfy the distribution requirements of section 857(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable year ending on the effective date of the Merger.

         2. The fair market value of the United Dominion common stock (including any fractional share interest) received by an ASR stockholder in exchange for ASR common stock in the Merger will be approximately equal to the fair market value of the ASR common stock surrendered in the exchange.

         3. None of the compensation received by any stockholder-employee of ASR will be separate compensation for, or allocable to, any shares of ASR common stock; none of the United Dominion common stock received by any stockholder-employee of ASR will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of ASR will be for services actually rendered or pursuant to existing employment agreements and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         4. The payment of cash in lieu of fractional shares of United Dominion common stock is solely for the purpose of avoiding the expense and inconvenience to United Dominion of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ASR stockholders in lieu of fractional shares of United Dominion common stock will not exceed one percent of the total consideration that will be issued in the Merger to the ASR stockholders in exchange for their ASR common stock.

         5. Immediately following the Merger, ASR will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by ASR immediately prior to the Merger. For this purpose, assets of ASR held immediately prior to the Merger are deemed to include (a) amounts paid or payable for expenses incurred by ASR in connection with the Merger, including (without limitation) amounts paid or payable by ASR to purchase ASR stock options, to terminate ASR employment agreements, to cancel ASR dividend equivalent rights, to satisfy ASR stock appreciation rights, and for additional fees to ASR directors, and (b) all redemptions and distributions made by ASR in connection with the Merger (excluding any distributions made by ASR pursuant to section 2.2(d)(i) of the Merger Agreement to the extent such distributions, in the aggregate, do not exceed the greater of (i) ASR's "real estate investment trust taxable income" for its short taxable year ending on the effective date of the Merger or (ii) the distributions that ASR would have made for the same period based on its distribution rate for 1997).

         6. United Dominion has no plan or intention to reacquire any of its stock issued in the Merger or to make an extraordinary distribution with respect to such stock.

         7. Following the Merger, United Dominion (through ASR) will continue the historic business of ASR or use a significant portion of ASR's historic business assets in a business.

         8. There is no indebtedness existing between (a) ASR, ASR Heritage Communities L.P. (the "ASR Operating Partnership"), or any subsidiary of either of the foregoing, on the one hand, and (b) United Dominion, ASR Sub, United Dominion Realty, L.P. (the "UDRT Operating Partnership"), or any subsidiary of the foregoing, on the other hand.

         9. Neither United Dominion, the UDRT Operating Partnership, nor any subsidiary of the foregoing (a) has transferred or will transfer cash or other property to ASR, the ASR Operating Partnership, or any subsidiary of the foregoing in anticipation of the Merger or (b) has made or will make any loan to ASR, the ASR Operating Partnership, or any subsidiary of the foregoing in anticipation of the Merger.

         10. There is no plan or intention to sell or otherwise dispose of any of the assets of ASR, except for (a) dispositions made in the ordinary course of business, (b) the possible transfer of selected ASR assets to a Qualified REIT Subsidiary of United Dominion, (c) the possible transfer of assets of the ASR Operating Partnership to the UDRT Operating Partnership, and (d) the sale of a minority of the ASR assets to unrelated parties.

         11. Each of United Dominion, ASR, and ASR's stockholders has paid or will pay its respective expenses, if any, incurred in connection with the Merger, except that United Dominion might pay expenses of ASR solely and directly related to the Merger.

         12. No share of ASR common stock has been or will be redeemed in anticipation of the Merger, and ASR has not made, and will not make, any extraordinary distribution with respect to its stock in anticipation of the Merger (other than any distribution made by ASR pursuant to section 2.2(d)(i) of the Merger Agreement).

         13. There is no plan or intention by stockholders of ASR to sell, exchange, or otherwise dispose of a number of shares of United Dominion common stock received in the Merger that would reduce the ASR stockholders' ownership of United Dominion common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding ASR common stock. For this purpose, (a) shares of ASR common stock exchanged for cash in lieu of fractional shares of United Dominion common stock are treated as outstanding as of the effective date of the Merger, (b) the value of United Dominion common stock received in the Merger is treated as being less than the value of the formerly outstanding ASR common stock by an amount equal to any distributions made by ASR in connection with the Merger and not described in the parenthetical language in clause (b) of paragraph 5 above, and (c) shares of ASR common stock and shares of United Dominion common stock held by ASR stockholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered.

         14. The liabilities of ASR, the liabilities of any Qualified REIT Subsidiary of ASR, the liabilities of the ASR Operating Partnership, and the liabilities to which the assets of ASR, any Qualified REIT Subsidiary of ASR, and the ASR Operating Partnership are subject were incurred in the ordinary course of business.

         15. On the effective date of the Merger, the fair market value of the assets of ASR will exceed the sum of ASR's liabilities plus (without duplication) the amount of liabilities, if any, to which the assets are subject.

         16. ASR does not hold any asset the disposition of which could be subject to section 1374 of the Code.

         17. ASR has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and the regulations thereunder.

         18. ASR is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

         19. Any shares of United Dominion common stock received in exchange for shares of ASR common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

         20. No outstanding ASR common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934, as amended, other than pursuant to an option granted more than six months before the effective date of the Merger.

         21. Less than 50% of the fair market value of the outstanding stock of each of United Dominion (including both United Dominion common stock and United Dominion preferred stock) and ASR is held, directly or indirectly, by non-United States persons.

         22. The following payments will be made solely from funds of ASR and will not be made from funds provided, directly or indirectly, by United Dominion, the UDRT Operating Partnership, or any subsidiary of United Dominion or the UDRT Operating Partnership: (a) any distribution to ASR stockholders pursuant to section 2.2(d)(i) of the Merger Agreement and (b) any amount paid to purchase ASR stock options, to terminate ASR employment agreements, to cancel ASR dividend equivalent rights, to satisfy ASR stock appreciation rights, for fees to ASR directors, and for any other liability of ASR fixed by or created pursuant to the Merger Agreement.

         23. Neither United Dominion, the UDRT Operating Partnership, nor any subsidiary of the foregoing owns, has owned during the last five years, or will own before the Merger any share of ASR stock.

                  Based on the foregoing, and assuming that the Merger will be consummated in accordance with the Merger Agreement, we are of the opinion that (under existing law) for federal income tax purposes:

                   1. Because ASR will become a Qualified REIT Subsidiary as a result of the Merger and, therefore, will cease to be treated as a corporation separate from United Dominion for federal income tax purposes, the Merger will be treated as a transfer by ASR of its assets to United Dominion in exchange for United Dominion common stock and United Dominion's assumption of ASR's liabilities, followed immediately by the distribution by ASR of such United Dominion common stock to the ASR stockholders in exchange for their ASR common stock. As so characterized, the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(C) of the Code.

                   2. An ASR stockholder will not recognize gain or loss on the exchange of his shares of ASR common stock for shares of United Dominion common stock (including any fractional share interest) in the Merger.

                   3. Cash received by an ASR stockholder in lieu of a fractional share of United Dominion common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, such a stockholder will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the stockholder's basis in the fractional share interest.

                   4. The aggregate basis of shares of United Dominion common stock (including any fractional share interest) received by an ASR stockholder in the Merger will be the same as the aggregate basis of the shares of ASR common stock exchanged therefor.

                   5. The holding period for shares of United Dominion common stock (including any fractional share interest) received by an ASR stockholder in the Merger will include the holding period for the shares of ASR common stock exchanged therefor, if such shares of ASR common stock are held as a capital asset on the effective date of the Merger.

                   6. The material federal income tax consequences of the Merger to ASR stockholders are fairly summarized in the S-4 under the caption "THE MERGER -- Certain Federal Income Tax Consequences."

                  We hereby consent to the filing of this opinion as an exhibit to the S-4. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     Hunton & Williams

                                February 17, 1998



ASR Investments Corporation
335 North Wilmot, Suite 250
Tucson, Arizona  85711

                       United Dominion Realty Trust, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation (the "Company"), in connection with the proposed merger (the "Merger") of ASR Acquisition Sub, Inc., a Maryland corporation and wholly-owned subsidiary of the Company ("ASR Sub"), into ASR Investments Corporation, a Maryland corporation. You have requested our opinion on certain United States ("U.S.") federal income tax matters in connection with the Merger. The Company is an equity real estate investment trust ("REIT") that owns and operates apartments and commercial properties in the southern United States.

                  In connection with the opinion rendered below, we have examined the following:

                   1. the Restated Articles of Incorporation of the Company;

                   2. the Amended and Restated Bylaws of the Company;

                   3. the minutes of meetings the Company's directors held during calendar years 1993, 1994, 1995, 1996, and 1997;

                   4. the letter ruling from the U.S. Internal Revenue Service (the "Service") to the Company dated December 21, 1989, regarding the characterization of certain amounts to be received by the Company from its rental properties (the "1989 Letter Ruling");

                   5. the Company's audited financial statements for the years ended December 31, 1993, 1994, 1995, and 1996;

                   6. the Company's unaudited financial statements for the year ended December 31, 1997;

                   7. the Company's U.S. federal income tax returns for taxable years 1993, 1994, 1995, and 1996;

                   8. the organizational documents of ASR Sub;

                   9. the Second Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (the "Operating Partnership"), dated as of August 30, 1997 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

                   10. the partnership agreements and operating agreements (together with the Operating Partnership Agreement, the "Partnership Agreements") of any subsidiary partnerships or limited liability companies of the Company (the "Subsidiary Partnerships");

                   11. the prospectus for the Company's Dividend Reinvestment and Stock Purchase Plan dated January 16, 1998; and

                   12. the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the Merger (the "Registration Statement").

                  In connection with the opinion rendered below, we have assumed generally that:

                   1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                   2. The Company qualified as a REIT for its 1992 taxable year and all prior taxable years;

                   3. During its 1998 taxable year and future taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated February 17, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

                   4. The Company will not make any amendments to its organizational documents or to the Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year;

                   5. Each partner of the Operating Partnership and the Subsidiary Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

                   6. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby;

                   7. The 1989 Letter Ruling has not been and will not be revoked or modified by the Service; and

                   8. No actions will be taken by the Company, ASR Sub, or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

                            In connection with the opinion rendered below, we
also have relied upon the correctness of the representations contained in the Officer's Certificate.

                  Based solely on the documents and the assumptions set forth above, the representations set forth in the Officer's Certificate, and without further investigation, we are of the opinion that, commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated, and its proposed method of operation following the Merger will permit it to continue to be organized and operated, in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review the Company's compliance with such documents, assumptions, and representations on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1998 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinion is based on current provisions of the Code and the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions. The Service has not issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,

                                                     Hunton & Williams